[ARTICLE] 5



                                 EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


                                                          Names under which
                             Place of  Incorporation        doing business
                             -----------------------      -----------------

1. Voice Systems Technology Inc. Delaware            Boston Communications Group

2. Cellular Express, Inc.        Massachusetts       Boston Communications Group

3. BCG Securities Corp.          Massachusetts       Boston Communications Group

4. BCGII Foreign Sales Corp.     Barbados            BCGII Foreign Sales Corp.

5. BCG de Mexico, S.r.l.         Mexico              Boston Communications Group

6. Wireless Roaming, Inc.        Delaware            Boston Communications Group

7. BCGI Communications Corp.     Delaware            Boston Communications Group